EXHIBIT 99.1
VOTING AGREEMENT
     This VOTING AGREEMENT (the “Agreement”), dated as of April 7, 2009, is made by and between            (the “Stockholder”), and Pulte Homes, Inc., a Michigan corporation (“Parent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
     WHEREAS, concurrently herewith, Parent, Pi Nevada Building Company, a Nevada corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Centex Corporation, a Nevada corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, prior to the entry into of this Agreement by the parties hereto, the Company Board has adopted the Merger Agreement and approved the consummation of the transactions contemplated thereby, including the Merger and this Agreement, upon the terms and subject to the conditions set forth therein;
     WHEREAS, prior to the entry into of this Agreement by the parties hereto, the Parent Board has approved the Merger Agreement and approved the consummation of the transactions contemplated thereby, including the Merger and this Agreement, upon the terms and subject to the conditions set forth therein;
     WHEREAS, as of the date hereof, the Stockholder owns, beneficially or of record, or has complete investment authority over, and has (or upon exercise or exchange of a convertible security will have), the power to vote and dispose of the number of shares of Company Common Stock set forth on Schedule A hereto (the “Owned Shares” and, together with any securities issued or exchanged with respect to such shares of Company Common Stock upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure or securities of which such Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and
     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to the Covered Shares and certain other matters as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.
VOTING AGREEMENT
     Section 1.1 Voting Agreement. The Stockholder hereby irrevocably and unconditionally covenants and agrees that during the Voting Period (as defined below), at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, the Stockholder shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for the purpose of establishing a quorum and respond to any other request by the Company for written consent, (ii) vote (or cause to be voted) in person or by proxy the Covered Shares as to which the Stockholder controls the right to vote (A) in favor of the Merger, the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, (B) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholder, (C) against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of the Company and any of its subsidiaries (other than pursuant to the Merger) or any other Alternative Proposal, (D) against any amendment of the Company’s articles of incorporation or by-laws other than as permitted by the Merger Agreement, (E) against any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Company Stockholder Approval, the Merger or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company’s capital stock, and (F) against any extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as permitted by the Merger Agreement). For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement in accordance with its terms pursuant to Section 5.1 hereof. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.
     Section 1.2 Grant of Proxy. The Stockholder hereby revokes any and all previous proxies granted with respect to the Covered Shares and irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to be counted as present, vote, express consent or dissent or otherwise to act on behalf of such Stockholder with respect to the Covered Shares in the manner contemplated by Section 1.1. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Except as provided for in the last sentence of this Section 1.2, the Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent hereby represents and warrants to each Stockholder as follows:
     Section 2.1 Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the requisite corporate power and authority to carry on its business as it is now being conducted.
     Section 2.2 Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming the due execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 2.3 No Conflicts. Except for the applicable requirements of the Exchange Act, no filing or notification with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals, or to make such filings or notifications, would not impair the ability of Parent to perform its obligations hereunder.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDER
     The Stockholder hereby represents and warrants to Parent as follows:
     Section 3.1 Authority Relative To This Agreement. The Stockholder has the capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 3.2 No Conflict.
     (a) The execution and delivery of this Agreement by the Stockholder do not, and the performance of his or her obligations under this Agreement and the consummation by the Stockholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder, the Covered Shares or any of the Stockholder’s properties or assets or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which the Stockholder is a party, except for conflicts, violations, breaches or defaults that would not impair the ability of the Stockholder to perform his or her obligations hereunder.
     (b) Except for the applicable requirements of the Exchange Act, no filing or notification with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Stockholder for the execution and delivery of this Agreement, except where the failure to obtain such permits, authorizations, consents or approvals, or to make such filings or notifications, would not impair the ability of such Stockholder to perform his or her obligations hereunder.
     Section 3.3 Ownership Of Shares. As of the date hereof, except as set forth in Schedule A hereto, the Stockholder has good and marketable title to and is the record or beneficial owner of the Owned Shares set forth opposite the Stockholder’s name on Schedule A hereto free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares. Except as set forth in Schedule A hereto, the Stockholder has full and unrestricted power to dispose of and vote all of, and has not granted any proxy inconsistent with this Agreement that is still effective with respect to, the Owned Shares (other than options or other stock-based awards granted by Parent to acquire shares of capital stock of Parent). The Stockholder does not own, beneficially or of record, any shares of capital stock of the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, other than the Covered Shares. As of the date hereof, no proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Covered Shares.
     Section 3.4 Stockholder Has Adequate Information. The Stockholder is a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Parent and based on such information as the Stockholder has deemed appropriate, made his or her own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Parent has not made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.
     Section 3.5 No Setoff. To the knowledge of the Stockholder, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Covered Shares or affect the validity or enforceability of the Covered Shares.

     Section 3.6 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, the Stockholder makes no express or implied representation or warranty with respect to such Stockholder, the Covered Shares, or otherwise.
ARTICLE IV.
COVENANTS OF THE STOCKHOLDER
     The Stockholder hereby covenants and agrees as follows:
     Section 4.1 No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Parent or as otherwise provided in this Agreement, during the term of this Agreement, the Stockholder hereby agrees to not, directly or indirectly, (i) grant any proxies or power of attorney or enter into any voting trust or other agreement or arrangement with respect to or restricting the voting of any Covered Shares or (ii) sell, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) (each, a “Transfer”), any Covered Shares. Any action taken or attempted to be taken in violation of the preceding sentence will be null and void. The Stockholder further agrees to authorize and request Parent and the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to the Covered Shares and that this Agreement places limits on the voting of the Covered Shares. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Stockholder may Transfer any or all of the Covered Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, so long as the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such Transfer).
     Section 4.2 Public Announcement. The Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, in his or her capacity as a stockholder of the Company, except as may be required by applicable Law. Unless required by applicable Law, each Stockholder shall not, and shall cause its Representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. The Stockholder hereby consents to disclosure in the Joint Proxy Statement (including all documents and schedules filed with the SEC) and press releases with respect to the Merger in accordance with the Merger Agreement, of the identity of the Stockholder and ownership of the Covered Shares and the nature of his or her commitments, arrangements and understandings pursuant to this Agreement.

     Section 4.3 Additional Shares. The Stockholder shall as promptly as practicable notify Parent of the number of any new Covered Shares acquired by the Stockholder, if any, after the date hereof. Any such shares shall be automatically subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.
     Section 4.4 No Restraint on Officer or Director Action; Etc. Notwithstanding anything to the contrary herein, Parent hereby acknowledges and agrees that no provision in this Agreement shall limit or otherwise restrict the Stockholder with respect to any act or omission that the Stockholder may undertake or authorize in his or her capacity as a director or officer of the Company or any subsidiary thereof, including any vote that such individual may make as a director of the Company with respect to any matter presented to the Company Board. The Stockholder has executed this Agreement solely in his or her capacity as the record and/or beneficial owner of his or her Covered Shares and no action taken by the Stockholder in his or her capacity as a director or officer of the Company or any subsidiary thereof shall be deemed to constitute a breach of any provision of this Agreement.
     Section 4.5 Non-Interference. The Stockholder agrees that during the term of this Agreement, the Stockholder shall not take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by the Stockholder of its obligations under this Agreement.
ARTICLE V.
MISCELLANEOUS
     Section 5.1 Termination. This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) written notice of termination of this Agreement by Parent to the Stockholder (such date of termination, the “Termination Date”), except that the provisions of Article V shall survive any such termination; provided, that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.
     Section 5.2 Survival of Representations and Warranties. The respective representations and warranties of the Stockholder and Parent contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement pursuant to Section 5.1, and thereafter no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.
     Section 5.3 Fees And Expenses. Except as otherwise provided herein or as set forth in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
     Section 5.4 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:
     if to Parent:
Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304
Telecopy: (248) 433-4595
Attention: General Counsel
     with copies to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Telecopy: (312) 853-7036
Attention: Thomas A. Cole
                 Dennis V. Osimitz
                 Robert L. Verigan
     if to the Stockholder:
c/o Centex Corporation
2728 N. Harwood Street
Dallas, Texas 75201
Telecopy: (214) 981-6855
Attention: General Counsel
Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 5.4 at:
Centex Corporation
2728 N. Harwood Street
Dallas, Texas 75201
Telecopy: (214) 981-6855
Attention: General Counsel
     with copies to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy: (212) 403-2000
Attention: Daniel A. Neff
                 Gregory E. Ostling

     Section 5.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or affecting the invalidity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
     Section 5.6 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other party, except that Parent may assign all or any of its rights and obligations hereunder to an affiliate; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     Section 5.7 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     Section 5.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     Section 5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. However, if after the execution hereof and before the Termination Date the Stockholder should die or become incapacitated, this Agreement shall be binding on the Stockholder’s estate or other legal representative.

     Section 5.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     Section 5.11 Specific Performance; Submission To Jurisdiction. (a) The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.11, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Parent and the Stockholder hereby consent to service being made through the notice procedures set forth in Section 5.4 and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 5.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11(b).
     Section 5.12 Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     Section 5.13 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.
     Section 5.14 Further Assurances. From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may be necessary or desirable to confirm and assure the rights and obligations set forth in this Agreement or to consummate and make effective the transactions contemplated by this Agreement. The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Stockholder is a party or pursuant to any rights the Stockholder may have in its capacity as a stockholder of the Company.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed on the date hereof.

PULTE HOMES, INC.
By:
Name:
Title:

STOCKHOLDER

Name:

Schedule A

Securities Convertible or
Exercisable or
Exchangeable for
Stockholder	Shares of Common Stock	Common Stock[1]

Pursuant to Section 3.3, please note below any exceptions to title over the Owned Shares, including pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares:

[1]	The securities referenced in this column are all convertible, exercisable or exchangeable for common stock within 60 days of the date hereof.